                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              GADZOOX NETWORKS, INC.
                             -----------------------
                                (Name of Issuer)

                     Common Stock, $.005 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   362555 10 4
                                   -----------
                                 (CUSIP Number)

                                November 22, 2000
                                -----------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [  ]      Rule 13d-1(b)
                  [X ]      Rule 13d-1(c)
                  [  ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

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---------------------------                        -----------------------------
CUSIP No. 362555  10  4              13G           Page  2  of   6  Pages
---------------------------                        -----------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

   VERITAS Software Corporation
   77-0507675
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                     (a)   / /
                                                     (b)   / /

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            5,274,015

                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY

                     -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                5,274,015
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0

--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   5,274,015

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    18.85%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    C0

--------------------------------------------------------------------------------


                                Page 2 of 5 pages
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ITEM 1(a)                      NAME OF ISSUER:
                               --------------

                               Gadzoox Networks, Inc.

ITEM 1(b)                      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                               -----------------------------------------------

                               5850 Hellyer Avenue
                               San Jose, CA  95138

ITEMS 2(a)                     NAME OF PERSON FILING:
                               ----------------------
                               VERITAS Software Corporation

ITEM 2(b)                      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                               -------------------------------------
                               1600 Plymouth Street
                               Mountain View, California  94043

ITEM 2(c)                      CITIZENSHIP:
                               ------------
                               Delaware

ITEM 2(d)                      TITLE OF CLASS OF SECURITIES:
                               -----------------------------
                               Common Stock, $.005 par value

ITEM 2(e)                      CUSIP NUMBER:
                               -------------
                               362555  10  4

ITEM 3                         Not Applicable

ITEM 4(a)                      AMOUNT BENEFICIALLY OWNED:
                               --------------------------
                               5,274,015

ITEM 4(b)                      PERCENT OF CLASS:
                               -----------------
                               18.85%

ITEM 4(c)                      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                               ---------------------------------------------
                               (i)      Sole power to vote or to direct the
                                        vote: 5,274,015


                                Page 3 of 5 Pages
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                                (ii)    Shared power to vote or to direct the
                                        vote:  0

                                (iii) Sole power to dispose or to direct the disposition of: 5,274,015

                                (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5                          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                                --------------------------------------------

                                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6                          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                                ANOTHER PERSON:
                                ------------------------------------------------

                                Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                                ---------------------------------------------

                                VERITAS Software Technology Corporation
                                CO

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                           THE GROUP:
                           -------------------------------------------------

                               Not Applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:
                           ------------------------------

                               Not Applicable

ITEM 10                        CERTIFICATION:
                               --------------
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 4 of 5 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 4, 2000

VERITAS SOFTWARE CORPORATION


By:    /s/ Jay A. Jones
   ---------------------------
Name: Jay A. Jones
Title: Senior Vice President and
         Chief Administrative Officer



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